Exhibit 99.1

November 28, 2022

Dear Stockholder:

We recently delivered to you a proxy statement for Yumanity Therapeutics, Inc. (“Yumanity”)(Nasdaq: YMTX) requesting your approval (among other matters):

•	of the sale to Janssen Pharmaceutica NV (“Janssen”) of all rights to Yumanity’s clinical-stage and unpartnered preclinical and discovery-stage candidates for $26 million in cash; and

•	to issue shares to Kineta, Inc. (“Kineta”) securityholders in order to effect a merger with Kineta.

Yumanity plans to distribute the cash from the asset sale to stockholders via a one-time dividend, net of amounts retained for outstanding obligations and net cash requirements of the proposed merger with Kineta. The distribution of the cash dividend will be conditioned on completing both the asset sale to Janssen and the merger with Kineta.

As of the date of this letter your shares of Yumanity remain unvoted. We urge your support for all the proposals to be voted upon at the special meeting of stockholders to be held December 13, 2022. Yumanity’s board of directors unanimously recommends stockholders vote “FOR” each of the proposals being submitted to a vote at the Yumanity special meeting of stockholders.

Please Vote Your Yumanity Shares Today!

Regardless of the number of shares you own, your vote is very important. In order to distribute the cash dividend, both the asset sale to Janssen and the merger with Kineta must be approved by stockholders. The approval of the asset sale requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Yumanity common stock entitled to vote on the proposal. Failure to vote or a vote to abstain will have the same effect as a vote against the asset sale.

There are three ways to vote your shares of Yumanity without attending the special meeting and which only take a few moments:

•	By Internet – Stockholders can submit their vote via internet at www.proxyvote.com; please have the control number located on the enclosed vote instruction form available;

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By Telephone – Stockholders in the United States can submit their vote by calling the toll-free number indicated on the enclosed vote instruction form; please have your control number located on the enclosed vote instruction form available when calling; or

•	By Mail – Stockholders can vote by mail by signing, dating and returning the enclosed vote instruction form in the postage-paid envelope provided.

To be valid, your vote by telephone or internet must be received by 11:59 p.m. (Eastern Time) on December 12, 2022, the day preceding the special meeting of stockholders. If you need assistance in voting your shares or have questions regarding the special meeting, please contact Yumanity’s proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or email at proxy@mackenziepartners.com.

We thank you for your continued support of Yumanity.

Sincerely,

Yumanity Therapeutics, Inc.

40 Guest Street, Suite 4410 | Boston, MA 02135 | 617. 409.5300 | yumanity.com

If you have questions or need assistance in voting your shares, please contact:

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

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